Gryphon Closes Final Tranche of Private Placement

December 14, 2007: Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) announced today that it has closed the final tranche of the Private Placement announced November 14, 2007. Gryphon has issued 182,500 units at a price of C$0.80/unit for gross proceeds of C$146,000. An aggregate of 4,486,500 units have been issued as part of the first tranche (which closed on November 22, 2007), second tranche (which closed November 27, 2007) and third tranche (closed today) for total gross proceeds of C$3.589 million.

Each unit consists of one share of common stock and one full purchase warrant. The two year warrants are exercisable at a price of C$1.00 if exercised within twelve months of the closing (the "First Anniversary") and at a price C$1.25 if exercised after the First Anniversary but prior to expiry. The Units were offered for sale directly by Gryphon Gold and by registered dealers. Gryphon has not paid any qualified registered dealers cash commissions and has not issued any compensation options in the final tranche. The proceeds will be applied to fund the continuation of Gryphon Gold's exploration and development program and general corporate purposes.

The Units, including the common stock, warrants and shares underlying the warrants, offered are not currently qualified by prospectus or registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or the laws of any state, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The securities are subject to resale restrictions under applicable securities laws. In connection with this private placement, Gryphon Gold granted registration rights to each of the investors and will use commercially reasonable efforts to prepare and file with SEC within 120 days a registration statement under the Securities Act, and to use commercially reasonable efforts to cause such registration statement to be declared effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

After giving effect to the closing of this private placement the Company has 61.6 million shares outstanding and a cash balance of approximately US$5.8 million held i9n treasury bills and bank savings deposits as at December 13, 2007.

On Behalf Of The Board Of Directors Of Gryphon Gold Corporation

Tony Ker, CEO and President

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer or Michael Longinotti, Chief Financial Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or mlonginotti@gryphongold.com .

This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the proposed offering of additional Units, the use of proceeds, Gryphon's exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.